Exhibit 8

         [Cleary, Gottlieb, Steen & Hamilton letterhead]


Writers Direct Dial: (212) 225-2440

                                   November 28, 1994


Ogden Corporation
Two Pennsylvania Plaza
New York, New York 10121


Ladies and Gentlemen:

     We have acted as special counsel to Ogden Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-4, No. 33-56181 (the "Registration Statement") relating to the merger (the "Merger"), as described in the Prospectus/Proxy Statement (the "Prospectus") forming a part of the Registration Statement, of OPI Acquisition Corp. ("Acquisition Sub"), a wholly-owned subsidiary of the Company, with and into Ogden Projects, Inc. ("OPI"), pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of September 27, 1994 (the "Merger Agreement") by and among the Company, Acquisition Sub and OPI, which Merger Agreement is included as Exhibit A to the Prospectus.

     In arriving at the opinion expressed below, we have reviewed the Registration Statement as filed with the Commission and have assumed the accuracy of the factual statements in the Prospectus.
In addition, we have assumed that the Merger will take place in accordance with the terms of the Merger Agreement. We have made such investigations of law as we have deemed appropriate as a basis for such opinion.

     Our advice formed the basis for the discussion of certain federal income tax consequences of the Merger appearing in the Prospectus under the headings "SUMMARY --The Merger--Certain Federal Income
Tax Consequences" and "THE MERGER-- Certain Federal Income Tax Consequences." Such discussion does not purport to deal with all possible federal income tax consequences of the Merger, but with respect to those tax consequences which are discussed, in our opinion, the discussion is a fair and accurate summary of the matters addressed therein under existing federal law of the United States and the assumptions stated therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus under the headings "THE MERGER-- Certain Federal Income Tax Consequences" and "Legal Matters." By giving such consent, we do not admit that we are "experts" under the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                Very truly yours,

                                CLEARY, GOTTLIEB, STEEN & HAMILTON

                                By   /s/ James M. Peaslee
                                     --------------------
                                     James M. Peaslee, a Partner